EXHIBIT E
                                 CSW International, Inc.
                            Intercompany Service Transactions
                         For the Quarter Ended December 31, 1998
                                       (Unaudited)




     1. Services provided by Central and South West Services, Inc., the administrative arm of the parent company, represent services provided by the parent, Central and Southwest Corporation. No services provided by Operating Companies are included in this category.

         Salaries and wages of personnel providing services to
                        CSW International, Inc.                         $ 38,500

     2. Services provided by CSW Energy, Inc., a subsidiary of Central and Southwest Corporation, represent services provided by an Associate Company. No services provided by Operating Companies are included in this category.

         Salaries and wages of personnel providing services to
                        CSW International, Inc.                         $574,600

     3. Services provided by Central and Southwest Operating Companies to Central and Southwest Energy-Related Companies during the Quarter:

         NONE


     4. Guarantees issued by CSW, CSWE or CSWI for Exempt Entity projects:

         Turkey Bid Bond                                               $ 520,000

         Enertek Project                                             $ 1,500,000

         CSW Energy - 6.875% Senior Notes due 2001                 $ 200,000,000